Exhibit 10.8
CERTAIN OF THE SCHEDULES AND ATTACHMENTS TO THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K, ITEM 601(A)(5). THE REGISTRANT HEREBY UNDERTAKES TO PROVIDE FURTHER INFORMATION REGARDING SUCH OMITTED MATERIALS TO THE COMMISSION UPON REQUEST.
IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION. [###] INDICATES THAT INFORMATION HAS BEEN REDACTED
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), dated as of September __, 2026 (the “Effective Date”), is by and between John Chu (the “Executive”) and BAMBOO IDE8 INSURANCE SERVICES, LLC, an Arizona limited liability company (the “Company”).
WITNESSETH:
WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement dated October 2, 2025, pursuant to which the Company employed the Executive as Chief Executive Officer of the Company (the “Original Agreement”); and
WHEREAS, the Company and the Executive desire to continue to employ the Executive and to amend and restate the Original Agreement, effective as of the Effective Date, to reflect the updated terms of the Executive’s employment as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:
1.    Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, continued employment with the Company.
2.    Term. The term of employment of the Executive pursuant to this Agreement shall commence upon the Effective Date, and shall continue until December 31, 2030, unless earlier terminated in accordance with Section 5. The term of the Executive’s employment hereunder, as from time to time extended or renewed, is hereafter referred to as the “Employment Term.”
3.    Duties and Responsibilities.
(a)    The Executive shall be employed by the Company as its Chief Executive Officer on a full-time basis through December 31, 2028 (the “CEO Service Period”). During the CEO Service Period, Executive shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of Chief Executive Officer and shall have such other duties, responsibilities, power and authority as may be reasonably designated from time to time by the Board of Directors (the “Board”) of Miramar Holdco, LLC or its successor (“Parent”) consistent with the Executive’s position.
(b)    Upon request, the Executive will reasonably assist the Board to find a qualified Chief Executive Officer successor for the Company. If for any reason a successor does not commence service by the end of the CEO Service Period, the Company and the Executive may mutually agree to extend the CEO Service Period until a successor commences service. For the sake of clarity, in no event shall the Executive be deemed to be in violation or breach of this Agreement if (i) the Executive does not agree to extend the CEO Service Period and/or (ii) a successor does not commence service by the end of the CEO Service Period. Following the end of the CEO Service Period and for the remainder of the Employment Term (the “Executive Chairman

Service Period”), the Executive shall be employed by the Company as its Executive Chairman and shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of Executive Chairman and shall have such other duties, responsibilities, power and authority as may be reasonably designated from time to time by the Board consistent with such position. Following the end of the Executive Chairman Service Period, the Executive will cease to be an employee of the Company Group and for such duration as may be mutually agreed between the Board and the Executive (the “Non-Executive Chairman Service Period”), the Executive shall be engaged by the Company as its Non-Executive Chairman and shall perform the duties and responsibilities, and shall have the powers and authority, as are normally associated with the office of Non-Executive Chairman and shall have such other duties, responsibilities, power and authority as may be reasonably designated from time to time by the Board consistent with such position.
(c)    The Executive shall perform his duties, responsibilities and functions to the Company hereunder in a diligent, trustworthy, professional and efficient manner and shall comply with the Parent’s or any of its subsidiaries, including the Company’s (collectively, the “Company Group”), applicable policies and procedures in all respects. In performing his duties and exercising his authority under this Agreement, the Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company Group’s efforts to expand their business and operate profitably and in conformity with the business and strategic plans approved by the Board.
(d)    During the Employment Term, the Executive shall devote all his business time, attention and efforts, as well as his business judgment, skill and knowledge to the advancement of the business and the interests of the Company Group, and to the discharge of his duties hereunder; provided, however, that the Executive may (i) serve on the board of directors of up to three non-competitive for-profit companies without requiring the consent of the Board and, with the consent of the Board (which consent may be withheld in its sole discretion), other additional non-competitive for-profit companies (Executive currently sits on the boards of Wedbush Financial Services and WTM), (ii) make and manage passive personal investments on behalf of the Executive and his family, and (iii) engage in other activities for any civic or non-profit institution, including sitting on any such civic or non-profit institution’s board of directors or similar governing body; provided that such activities, individually or in the aggregate, do not conflict with the interests of the Company Group or otherwise interfere (other than in a de minimis respect) with the discharge of the Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Employment Term, the Executive shall not devote any of his time or efforts to the development, advancement or operation of any other for-profit venture or activity except as permitted above.
4.    Compensation.
(a)    General. For all services rendered by the Executive to the Company, the Company shall pay or cause to be paid to the Executive the payments and benefits set forth in this Section 4.
(b)    Base Salary. During the CEO Service Period, the Company shall pay the Executive a base salary at the rate of $700,000 per annum (as increased from time to time pursuant to this Section 4(b), “Base Salary”), payable in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time. During the Executive Chairman Service Period and the Non-Executive Chairman Service Period, the Base Salary (and Annual Bonus (as defined below)) shall be reduced to an amount per annum, as mutually agreed by the Executive and the Company in connection with the commencement of such Executive Chairman Service Period and Non-Executive Chairman Service Period.
(c)    Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual cash incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 120% of the Executive’s Base Salary (as may be increased from time to time at the discretion of the Board, the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee of the Board (the “Committee”) in good faith. The performance criteria for each year shall be determined by the Board (or the Committee) after consultation with the Executive. The Annual Bonus, if any, shall be paid in a single lump sum during the calendar year following the calendar year with respect to which it is earned and no later than March 14 of the year following the year to which the bonus relates and subject to the Executive’s continued employment by the Company through the payment date, except as otherwise set forth herein.
(d)    Equity Awards. The Executive shall be eligible to participate in any option, stock, unit, stock unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, in each case, now or hereafter adopted by Bamboo Insurance Services, Inc. (or any successor thereto of Affiliate thereof) (the “Incentive Award Plan”) at levels consistent with his position and on terms and conditions no less favorable than the other senior executives of the Company.
(e)    Expenses.
(i)    The Company shall reimburse the Executive for general business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company Group’s expense reimbursement policies.
(ii)    During the Employment Term, the Company shall provide the Executive with an annual comprehensive executive health screening by a health provider of his choosing with the Company directly paying or reimbursing the Executive for costs and expenses directly associated with such screening, up to an aggregate maximum of $15,000 per year.
(iii)    In addition, during the Employment Term, the Company shall reimburse the Executive for supplemental business travel expenses incurred by the Executive in the performance of his duties hereunder, in an amount not to exceed $15,000 per month. Executive shall provide the Company with documentation of such expenses in accordance with the Company Group’s expense reimbursement policies. For the avoidance of doubt, expenses shall be reimbursed under this Section 4(e)(iii) solely to the extent incurred during or in connection with business travel.

(f)    Other Benefits. The Executive shall be eligible to participate in all employee benefits as are or may be generally provided by the Company to other full-time executives of the Company, to the extent permitted by law, and as such benefits may be modified from time to time by the Company (including any retiree-health plan of the Company, if such plan is adopted by the Company on or prior to the end of the Employment Term, on the same terms and conditions as provided to other full-time executives of the Company, including any requirement to make employee contributions thereto).
(g)    Indemnification. During the Employment Term and thereafter, the Executive shall be indemnified to the fullest extent under the limited liability company agreement of Parent as of the date hereof, in respect of the Executive’s services as a director, manager or officer of the Company Group. The Company also agrees to reimburse or, at the Executive’s discretion advance or pay (subject to receipt by the Company of an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid or advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified by Company under this Section 4(g)), any documented out-of-pocket legal and other expenses reasonably incurred in connection with investigating, preparing for, defending, responding to third party subpoenas, preparing to serve or serving as a witness with respect to, providing evidence in, or otherwise relating to any pending or threatened action, claim, suit, proceeding or investigation (each and collectively, an “Action”), whether or not such Action is initiated or brought by or on behalf of the Company; provided, that the foregoing reimbursement shall not apply to any Actions relating to, arising in any manner out of or in connection with enforcement of, or the rendering of services pursuant to, this Agreement (whether or not Executive is a party to such Action), or any Action brought by the Executive against the Company Group. During the Employment Term, the Company Group or any successor to a member of the Company Group will also provide or cause the Executive to be provided with directors’ and officers’ liability insurance on terms that are no less favorable than the coverage provided to the other directors and similarly situated officers of the Company Group. This Section 4(g) will survive the termination of this Agreement and the Executive’s employment with the Company Group.
5.    Termination and Payments upon Termination.
(a)    Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company Group shall have no further obligation to the Executive hereunder beyond the date employment is terminated, other than the Company’s obligation to pay the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate (with the amounts due under Sections 5(a)(i) and (iv) to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law), (i) any Base Salary earned but not paid through the date of termination; (ii) any vested non-forfeitable amounts owing or accrued at the date of termination under the benefit plans, programs and arrangements in which the Executive participated during the Employment Term (which will be paid under the terms and conditions of such plans, programs and arrangements); (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination (provided that such expenses and required substantiation and documentation are submitted within 30 days following termination and that such expenses are reimbursable under the Company’s policy); (iv) any amounts, rights or benefits under the Third Amended and Restated Limited Liability Company Agreement of Miramar Holdco, LLC, dated on or about the date hereof (the “Holdco LLC

Agreement”) and the Management Holdco LLC Agreement (as defined in the Holdco LLC Agreement (collectively, the “LLC Agreements”), the Incentive Award Plan or the incentive equity or equity-based compensation plan or program of Parent (the “Management Incentive Plan”); and (v) to the extent required by law, any unused vacation accrued through the date of termination (collectively, items (i) through (v) of this Section 5(a) shall be hereafter referred to as the “Accrued Obligations”). In addition, in the event of the Executive’s death, the Company shall pay the Executive’s designated beneficiary or estate, as applicable, any earned but unpaid Annual Bonus with respect to any performance period ending on or preceding the date of termination (the “Accrued Bonus”), to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law.
(b)    Disability. A termination of the Executive’s employment hereunder shall occur at the option of the Company, in the event of the Executive’s Disability, upon 30 days’ written notice from the Company to the Executive. “Disability” shall mean the inability of the Executive, due to illness, accident or any other physical or mental incapacity, to perform the Executive’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician selected by the Company, and the determination of such physician shall be binding upon the Executive. If the Executive’s employment is terminated by reason of Disability, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for the Accrued Obligations. In addition, in the event of the Executive’s Disability, the Company shall pay the Executive the Accrued Bonus, to be paid within 60 days following termination of employment, or such earlier date as may be required by applicable law.
(c)    Expiration of Employment Term; Non-Extension of Agreement. The Executive’s employment and the Employment Term shall terminate upon the expiration of the Employment Term, unless the Employment Term and the Agreement are amended or extended by mutual agreement. If the Executive’s employment terminates due to a non-extension of this Agreement by the Company or Parent, neither the Company nor Parent shall have any further obligations to the Executive other than with respect to the Accrued Obligations or as otherwise provided in this Agreement or any other agreements between Executive and the Company, including but not limited to the LLC Agreements, the Incentive Award Plan and the Management Incentive Plan.
(d)    Termination by the Executive. The Executive shall have the right to terminate this Agreement voluntarily at any time, for any reason, including for Good Reason upon written notice to the Company. In the event of the Executive’s termination without Good Reason (including as a result of the Executive’s non-extension of the Employment Term as provided in Section 2), the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for the Accrued Obligations.
(i)    The term “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are corrected by the Company (or such other member of the Company Group, as applicable) within 60 days following written notification by the Executive to the Company of the occurrence of one of such following events: (A) the Company materially reducing the amount of the Executive’s

Base Salary without the Executive’s consent; provided that an across-the-board reduction of up to ten percent in the salary level of the senior executives of the Company as a group by the same percentage amount and approved by the Board or the Committee will not constitute a reduction in the Executive’s Base Salary (provided, further that for the avoidance of doubt, any reduction of Base Salary and Target Bonus in connection with the Executive’s transition to the position of Executive Chairman or Non-Executive Chairman pursuant to Section 4(b) will not constitute Good Reason); (B) the Company reducing the Executive’s titles, reporting requirements or his responsibilities, in each case, in a manner materially inconsistent with the positions he holds (provided that the Executive’s transition to the position of Executive Chairman or Non-Executive Chairman pursuant to the terms of Section 3(b) will not constitute Good Reason); (C) the Company changing the Executive’s place of work to a location more than 40 miles from his present place of work; or (D) the Company materially breaching its obligations under this Agreement or any material breach by any member of the Company Group of any other material agreement with the Executive; provided that written notice of the Executive’s resignation for Good Reason must be delivered to the Company within 30 days after the Executive’s actual knowledge of the occurrence of any such event and the Executive must actually terminate employment within 30 days following the expiration of the Company’s cure period described above in order for the Executive’s resignation with Good Reason to be effective.
(e)    Termination by the Company.
(i)    The Company shall have the right to terminate the employment of the Executive at any time, for any reason, including for Cause, upon written notice to the Executive. In the event of a termination by the Company for Cause or as a result of the Company’s or Parent’s non-extension of the Employment Term as provided in Section 2, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated other than for payment of the Accrued Obligations.
(ii)    The term “Cause” shall mean (A) the Executive’s (x) plea of guilty or nolo contendere to, or indictment for, any felony or (y) conviction of a crime involving moral turpitude (excluding, for the avoidance of doubt, traffic violations) that has had or could reasonably be expected to have a material adverse effect on the Company Group, (B) the Executive’s commitment of an act of fraud, embezzlement, material misappropriation or material breach of fiduciary duty against any member of the Company Group, (C) the Executive’s failure for any reason after 10 days written notice thereof to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of any member of the Company Group, as communicated by the Board, (D) the Executive’s chronic absence from work, other than for medical reasons, or a breach of Section 3(c), unless approved by the Board in writing, (E) the Executive’s use of illegal drugs that has materially affected the performance of the Executive’s duties, (F) gross negligence or willful misconduct in the Executive’s duties hereunder that has caused substantial injury to any member of the Company Group or (G) the Executive’s material breach of the Restrictive Covenants (as defined below), any material breach of the noncompetition, non-solicitation and/or confidentiality provisions applicable to the Executive under the LLC Agreements or pursuant to any award agreements entered into under the Incentive Award Plan or Management Incentive Plan, or any material breach of any proprietary or confidential information between the Executive and any member of the Company Group (after taking into account any cure periods in connection therewith). Notwithstanding the foregoing, neither (x) any action or inaction taken by the Executive based upon the Executive’s reasonable reliance on advice of counsel to the Company or the direction of the Board nor (y) any failure to achieve any performance targets, whether relating to the Executive, the Company Group, or otherwise shall form the basis for Cause.
(f)    Termination by Company without Cause or Termination by the Executive for Good Reason.
(i)    If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company Group shall have no further obligation to the Executive beyond the date employment is terminated, other than the Company’s obligation to pay or provide the Executive with the following:
(A)    the Accrued Obligations and the Accrued Bonus;
(B)    subject to (x) the Executive delivering to the Company and not revoking a signed general release of claims in favor of the Company in the form attached as Appendix A (the “Release”) within the Release Delivery Period (as defined below) and (y) the Executive not having materially violated his restrictive covenant obligations set forth in Section 7 (the “Restrictive Covenants”), such violation determined pursuant to Section 5(f):
a.    an amount equal to the Executive’s Base Salary and Target Bonus, in each case, at the rate in effect at the time of termination, payable in equal installments over the 12-month period following termination, in accordance with the normal payroll practices of the Company, which shall be paid beginning with the Company’s next regular payroll period on or following the Release Effective Date (as defined below) but shall be retroactive to the first business day following the date of such termination, with any payments delayed pending the occurrence of the Release Effective Date to be payable in accordance with Section 5(f)(ii);
b.    a lump-sum payment to the Executive in an amount equal to the product of (1) the Annual Bonus that the Executive would have earned based on the Company’s actual performance for the fiscal year of the Company in which the date of termination occurs on the same basis as other executive officers and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the date of termination occurs as of the date of termination, and the denominator of which is 365, at such time as the Company otherwise makes incentive payments for such fiscal year in accordance with Section 4(c) hereof; and
c.    subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) the Executive’s continued co-payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Company contributions to the premium cost of the Executive’s coverage and that of his eligible dependents under the Company’s group health plan in which the Executive participates at the rate it contributed to the Executive’s premium cost of coverage on the date of termination, for a period of 18 months following the date of such termination or, if earlier, until the date the Executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 5(f)(i)(B)c to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).
(ii)    The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following the Executive’s termination (the “Release Delivery Period”). All payments and benefits delayed pending delivery of the Release (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum following the date on which the Release becomes effective and no longer subject to revocation (the “Release Effective Date”), and any remaining payments and benefits due under this Section 5(f) following the Release Effective Date shall be paid or provided in accordance with the normal payment dates specified for them herein; provided that if the Release Delivery Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.
(g)    Compliance with Restrictive Covenants. If the Executive has materially violated any of the Restrictive Covenants, or has materially breached any non-competition, non solicitation and/or confidentiality provisions applicable to the Executive under the LLC Agreements or pursuant to any award agreements entered into under the Incentive Award Plan or Management Incentive Plan, any rights of the Executive to receive severance pursuant to this Agreement or otherwise shall immediately cease, and the Company shall be entitled to demand that any severance previously paid to the Executive shall be immediately payable by him to the Company. For the avoidance of doubt, this paragraph will not diminish any remedies that the Company may have, including the right of the Company to claim and recover damages in addition to injunctive relief.
(h)    Survival of Certain Provisions. Notwithstanding the termination of the Executive’s employment hereunder, provisions of this Agreement (including Section 7) shall survive any termination of this Agreement as so provided herein. In addition, any obligations of the Company Group to the Executive arising out of the Executive’s status as an equityholder of any member of the Company Group, pursuant to any agreement between the Executive and the applicable member of the Company Group in respect thereof, shall survive the termination of the Employment Term for any reason.
6.    Successors.
(a)    Company’s Successors. The Executive may not assign or transfer this Agreement or any of his rights, duties or obligations hereunder. Parent or the Company, as applicable, may assign this Agreement to any Affiliate thereof, or to any person or entity acquiring all or substantially all of the assets or business (by merger or otherwise) of Parent or the Company or any such Affiliate, so long as such person, entity or Affiliate assumes the obligations hereunder of Parent or the Company, as applicable and the Company guarantees such obligations. For purposes of this Agreement, the term “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, Parent or the Company and (ii) any entity in which either Parent or the Company has a significant equity interest, in either case, as determined by the Board. Notwithstanding anything to the contrary in this Agreement, this Agreement (i) shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates and (ii) shall inure to the benefit of the members of Parent or the Company. Unless otherwise determined by the Board, immediately following the consummation of the Company’s initial public offering, the rights and obligations of BAMBOO IDE8 INSURANCE SERVICES, LLC hereunder shall automatically (and without any action by the parties hereto) be assigned to Bamboo Insurance Services, Inc. and, following any such assignment, references to the Company shall refer to Bamboo Insurance Services, Inc.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive’s death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
7.    Restrictive Covenants.
(a)    Confidential Information. During the course of the Executive’s employment with any member of the Company Group (including any predecessors), the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment with any member of the Company Group (or any predecessor). The foregoing shall not apply to (i) information that was known to the public prior to its disclosure to the Executive; (ii) information that becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; (iii) information that the Executive is required to disclose by applicable law, regulation or legal process (provided that, unless precluded by law, the Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information), (iv) information that was obtainable by a reasonably diligent businessperson from trade publications or other readily available and public sources of information or (v) disclosures made in the enforcement of the Executive’s rights against the Company Group or its Affiliates. Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the Executive’s taxable income and limitations on the Executive’s conduct imposed by the provisions of this Section 7 who, in each case, agree to keep such information confidential.
(b)    Non-Competition. The Executive covenants during the Executive’s Employment Term and for a period of two years after the termination for any reason of Executive’s employment with the Company or other service relationship with any member of the Company Group (the “Restricted Period”), the Executive shall not, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, other than ownership of one percent or less of the equity of a publicly traded company, or permit his name to be used in connection with, any business in the United States which is engaged, either directly or indirectly, in (i) the Business (as defined below) or (ii) any other business, product or service of the Company Group that is being conducted by Parent or any of its subsidiaries, or is in the process of being formed or is the subject of a then-current strategic plan or reflected in the then-current annual budget or under active discussion by the Board and with respect to which the Executive is actively engaged or has learned or received Confidential Information, in the case of (i) or (ii), as of the date of termination of the Executive’s employment with the Company (the “Restricted Business”). For purposes of this Section 7, “Business” means the business of offering, marketing, managing, selling, handling claims for, underwriting or issuing personal lines of property and casualty insurance. Notwithstanding the foregoing or any other restrictive covenant between the Executive and any member of the Company Group or its Affiliates, following the Employment Term the Executive may serve on the board of directors of (i) Wedbush Financial Services, (ii) WTM and (iii) an entity engaging in a Restricted Business, other than an entity that is (A) a managing general underwriter or managing general agent or (B) primarily engaged in a Restricted Business in geographic locations in which the Company Group conducts the Restricted Businesses; provided, that, in all cases, the Executive shall appropriately recuse himself from any decisions and from providing any advice or services that could reasonably be deemed competitively detrimental to the Company Group.
(c)    Non-Solicitation. The Executive covenants that during the Restricted Period, the Executive shall not, directly or indirectly, (i) hire any Person who then is, or within the previous six months was, an employee, contractor, service provider or consultant of any member of the Company Group, (ii) solicit the employment or engagement of services of any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to any member of the Company Group, or (iii) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with any member of the Company Group. Notwithstanding the foregoing, general advertisements or solicitations not specifically targeting, and not made with the intent to target, employees or contractors of the Company Group will not be deemed a violation of this Section 7(c). For purposes of this Agreement, the term “Person” shall mean a “person” or “group” within the meaning of Sections 3(a)(9), 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(d)    Non-Disparagement. The Executive hereby agrees not to defame or disparage any member of the Company Group or any of its officers, directors, members, partners, owners or employees. The Company Group agrees that it will not direct anyone in their Company Group capacity to make any disparaging or defamatory remarks about the Executive, and will specifically instruct its executive officers to not make any such remarks about the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the making of truthful statements that are required by applicable law, regulation or legal process.
(e)    Inventions. The Executive shall promptly disclose and provide to the Company any original works of authorship, designs, formulae, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods, procedures or other inventions, developments or improvements of any kind that the Executive conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of the Executive’s employment, or as a result of such employment (collectively, “Inventions”), and whether or not any such Inventions also may be included within “Confidential Information” (as defined under this Agreement), or are patentable, copyrightable or protectable as trade secrets. The Executive acknowledges and agrees that the Company is and shall be the exclusive owner of all rights, title and interest in and to the Inventions and, specifically, that any copyrightable works prepared by the Executive within the scope of the Executive’s employment are “works for hire” under the Copyright Act, that such “works for hire” are Inventions and that the Company shall be considered the author and owner of such copyrightable works. In the event that any Invention is deemed not to be a “work for hire”, or in the event that the Executive should, by operation of law, be deemed to be entitled to retain any rights, title or interest in and to any Invention, the Executive hereby irrevocably waives all rights, title and interest and assigns to the Company, without any further consideration and regardless of any use by the Company of any such Inventions, all rights, title and interest, if any, in and to such Invention. The Executive agrees that the Company, as the owner of all Inventions, has the full and complete right to prepare and create derivative works based upon the Inventions and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display and otherwise exploit, by all means now known or later developed, such Inventions and derivative works anywhere throughout the world and at any time during or after the Executive’s employment hereunder or otherwise.
(f)    Permitted Disclosures. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act), and this Agreement will be interpreted in such manner. In addition, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that— (i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(g)    Reasonableness of Restrictions.
(i)    The Executive acknowledges that the restrictions contained in this Section 7 are reasonable restraints upon the Executive and further acknowledges any violation of the terms of the covenants contained in this paragraph could have a substantial detrimental effect on the Company Group. The Executive has carefully considered the nature and extent of the restrictions imposed upon him and the rights and remedies conferred upon the Company under the provisions of this Section 7 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company Group, do not stifle the Executive’s inherent skill and experience, would not operate as a bar to the Executive’s sole means of support, and are fully required to protect the legitimate interest of the Company Group and do not confer a benefit upon the Company Group disproportionate to the detriment of the Executive.
(ii)    The Executive agrees that any damages resulting from any violation by the Executive of any of the covenants contained in this Section 7 will be impossible to ascertain and for that reason agrees that the Company (or other applicable member of the Company Group) shall be entitled to an injunction without the necessity of posting bond, from any court of competent jurisdiction restraining any violation of any or all of said covenants, either directly or indirectly, and such right to injunction shall be cumulative and in addition to whatever other remedies the Company (or other applicable member of the Company Group) may have.
(iii)    If any portion of the covenants contained in this Section 7 are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and as to geographical area, and each month of the period shall be deemed to be a separate period of time. In the event any court determines the specified time period or geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary or not against public policy may be enforced against the Executive.
(iv)    The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 7, but shall be litigated separately.
8.    Miscellaneous.
(a)    Modification; Governing Law. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive, the Company and Parent. No waiver by any party hereto at any time of any breach by the other parties hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other parties shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.
(b)    Arbitration. All disputes and controversies arising under or in connection with this Agreement, including any determination by the Company that the Executive’s termination was for Cause, shall be settled by arbitration conducted before one arbitrator mutually selected by the parties hereto, sitting in Delaware, in accordance with the Federal Arbitration Act and the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be made within 30 days following the close of the hearing on any dispute or controversy, and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. THE EXECUTIVE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, OR THE EXECUTIVE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.
(c)    Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail addressed as follows:
If to the Executive:
John Chu At the address last on the records of the Company
With copies, which shall not constitute notice, to:
Greg Astrachan, Esq. [###]
If to the Company or Parent:
The Board of Directors of Parent at the Parent’s headquarters
With copies, which shall not constitute notice, to:
Bradd Williamson [###]
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered in person by telecopier or by electronic mail, three business days after being sent by mail, or the next business day after being sent by overnight courier.

(d)    Withholding. The Company (or other applicable member of the Company Group) shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any federal, state or local law or regulation, or in connection with any Company Group employee benefit plan in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.
(e)    Section 409A Compliance.
(i)    The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). Neither the Company nor any other member of the Company Group shall in any event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Code Section 409A.
(ii)    To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 8(e)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(f)    Executive’s Cooperation. During the Employment Term and for a five year period thereafter, the Executive shall cooperate with any member of the Company Group in any internal investigation, any administrative, regulatory or judicial investigation or proceeding, or any dispute with a third party as reasonably requested by Parent or the Company (including, without limitation, the Executive being available to Parent or the Company upon reasonable notice for interviews and factual investigations, appearing at Parent’s or the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent or the Company all pertinent information and turning over to Parent or the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event Parent or the Company requires the Executive’s cooperation in accordance with this paragraph, Parent or the Company, as applicable, shall reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. Further, the Company shall reimburse the Executive for reasonable attorneys’ fees and costs to the extent the Executive believes, in good faith, that separate legal representation is required due to the Company Group’s request for cooperation; provided, however, that in the event the Company Group requests that Executive submit invoices associated with such legal representation to substantiate the reimbursement of reasonable attorneys’ fees and costs, the Executive shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.
(g)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(i)    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, effective as of the Effective Date, fully supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of such matters, including but not limited to that certain Employment Agreement dated October 19, 2023 by and between Executive and Bamboo Ide8 Insurance Services, LLC and the Original Agreement. The Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

(j)    Effectiveness. Notwithstanding anything to the contrary in this Agreement, in the event that the Company’s initial public offering is not consummated, this Agreement will be null, void ab initio, and of no force or effect and no party will have any obligation or liability hereunder, and the Original Agreement shall be deemed reinstated and shall continue in full force and effect as if this Agreement had not been entered into.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

EXECUTIVE:

John Chu

BAMBOO IDE8 INSURANCE SERVICES, LLC

By:
Name
Title:
[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

APPENDIX A
General Release of Claims